PNG Ventures Wins LNG Supply Contract for the City of Phoenix, Arizona

Dallas, Texas (July 9, 2008) — PNG Ventures, Inc. (OTCBB: PNGX) today announced its wholly owned subsidiary, Applied LNG Technologies USA, LLC (“ALT”) has executed a liquefied natural gas (“LNG”) supply contract with the City of Phoenix, Arizona. Under the terms of the agreement, PNG Ventures will supply over 10 million gallons to the City over the course of the next twelve months.  The City of Phoenix will use the LNG as a transportation fuel for its municipal transit buses.

The City of Phoenix is the largest single purchaser of transportation LNG in the United States.

Director of the City of Phoenix Public Transit Department, Debbie Cotton, stated, “The City of Phoenix is proud to be a leader in the advancement of the use of LNG as a clean, affordable alternative solution to this nation’s energy concerns.  We are pleased to be working with ALT in offering clean, domestically produced LNG to our municipal fleet.”

Kevin Markey, interim CEO of PNG Ventures, said, “Our agreement with the City of Phoenix is a great addition to the growing strength of ALT.  We are excited to begin this relationship with such a forward-looking partner.”

PNG Ventures, Inc., through its wholly owned subsidiary, ALT, produces liquefied natural gas (“LNG”) from its production facility in Topock, AZ and distributes its product to municipal and commercial transportation markets in the western United States.  The Company’s new web site is currently under construction.  ALT’s website is www.altlngusa.com.

Forward-Looking Statements Disclosure
This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  In this context, forward-looking statements may address the Company’s expected future business and financial performance, and often contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “seeks,” “will,” and other terms with similar meaning.  These forward-looking statements by their nature address matters that are, to different degrees, uncertain. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can provide no assurances that these assumptions will prove to be correct.  In connection with the “safe harbor” provisions of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, important factors that, among others, could cause or result in actual results and experience to differ materially from the Company’s anticipated results, projections, or other expectations are disclosed in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements in this press release are expressly qualified by such cautionary statements, risks, and uncertainties, and by reference to the underlying assumptions.